Exhibit 99.2
October 27,2008
Board of Directors
C/o John Carradine
HealthAxis Inc.
7301 State Hwy 161
Suite 300
Irving, TX 75039
Dear Members of the Board:
In line with our attempt to present a firm and substantially superior offer, we have decided to make a new time bound offer for Healthaxis. The decision to make a firm, time bound offer was made, to provide Healthaxis shareholders and Board members to have a final chance to evaluate the two competing offers in front of them, and make the best decision for its shareholders.
The summary details of the new Ebix offer are as follows:
1.
Time Bound Offer of 85 cents: A time bound bid of 85 cents a share for Healthaxis common stock and preferred shares. This 85 cents would be payable in the form of equivalent Ebix stock, valued at an average of 15- day Ebix stock closing prices, preceding the date on which the merger between Ebix and Healthaxis is consummated. This bid is substantially superior to the BPOM offer that values three BPOM shares for one Healthaxis share. (The Healthaxis BPOM agreement would thus value Healthaxis stock at 15 cents, based on BPOM’s closing price of 5 cents on 24th October 2008). This 85 cents offer will only be kept open for acceptance till 10th November 2008, after which the Ebix offer will decline to 75 cents on November 11th, 65 cents on December 1st and 55 cents on December 31st 2008. The offer will stand withdrawn as of 1st January 2009 if not accepted until then or extended by Ebix.

2.
Termination of all Warrants: All warrants owned by any Healthaxis shareholder will need to be terminated including the warrants owned by two of its largest shareholders. This term is exactly similar to what has been agreed to between Healthaxis and BPOM.

3.
Termination of Remote Sourcing Agreement: The existing Remote Resource agreement with Healthcare BPO Partners, L.P. (an affiliate of Tak Investments, Inc.) will need to be terminated as a pre-condition to the merger. This would be considered necessary to avoid any conflicts of interest on any front, as also to ensure that Ebix is not saddled with a high cost outsourcing agreement.

4.
No special pre-conditions: Ebix will not agree to any extraordinary pre-conditions specifically laid out for Ebix, whether they are related to employee matters or special fees that were not asked from BPOM.

5.
Seller’s Legal and Investment Banking Fees: The legal fees incurred by Healthaxis and the investment banking fees for Healthaxis’s investment banker will need to be paid by Healthaxis. Ebix will be responsible for any expenses or fees incurred on its side.

6.	Credit line with Bank: Healthaxis should not borrow more money from its bankers or any other sources over and beyond the actual borrowing as of 30TH Sep. 2008

7.	BPOM Termination Fee: Ebix agrees to pay the termination fees to BPOM, in case Healthaxis merges with Ebix.

8.	Binding Agreement within 7 Days: Ebix agrees to serve a binding agreement for the acquisition of Healthaxis within 7 days of acceptance of the above offer.

9.	Ebix Waives Due Diligence Rights: Ebix agrees to waive is right to due diligence, to convey its seriousness and readiness to close the transaction in an expeditious manner.

10.	Healthaxis management and Board should make no strategic investments, dividend payments, no material purchases between now and merger with Ebix.

11.
HealthAxis management and Board should not commit the company to any material long term contracts including but not limited to employment agreements, severance agreements, real estate or other leases, new options or restricted stock or warrant grants, between now and merger with Ebix.

12.	HealthAxis management and Board should not make any bonus payments or any other compensation changes to the senior management, between now and merger with Ebix.

13.
HealthAxis management and Board should not make any payments towards early termination of existing contracts with partners, as also not impose any new material financial commitments, between now and merger with Ebix.

14.	Since Ebix has waived its right to due diligence and has conveyed its eagerness to close the transaction expeditiously, Ebix hopes that its offer is paid the attention it deserves.

15.
The above offer is Ebix’s final time bound offer and has been made in a transparent public manner; to puts its terms on record and to dispel any doubts about Ebix’s readiness to close the transaction expeditiously.

We look forward to hearing from you.
Sincerely,
Robin Raina
President & CEO